Exhibit 11





                       [Letterhead of Computer Associates]


Contact: Doug Robinson - CA Investor Relations  Bob Gordon - CA Public Relations
         (516) 342-2745                         (516) 342-2391
         dougr@mail.cai.com                     bobg@cai.com

         Elliot Levine - Cheyenne EVP/CFO
         (516) 465-4000


            COMPUTER ASSOCIATES ANNOUNCES HSR WAITING PERIOD EXPIRES
               IN TENDER OFFER FOR CHEYENNE SOFTWARE, INC. SHARES

  ISLANDIA, NY and ROSLYN HEIGHTS, NY, October 25, 1996 - Computer Associates International, Inc. (NYSE: CA) and Cheyenne Software, Inc. (AMEX: CYE) announced today that the Hart-Scott-Rodino waiting period relating to CA's ongoing $30.50 per share tender offer for Cheyenne Software, Inc. has expired. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, November 8, 1996, unless extended.

  Computer Associates International, Inc. (NYSE: CA), with headquarters in Islandia, NY, is the world leader in mission-critical software. The company develops, licenses, and supports more than 500 integrated products that include enterprise computing and information management, application development, manufacturing and financial applications. CA has 9000 people in 130 offices in 40 countries and had revenue of more than $3.5 billion in fiscal year 1996. CA can be reached by visiting http://www.cai.com on the World Wide Web, emailing info@cai.com, or calling 1-516-342-5224.

  Cheyenne Software, Inc. is an international developer of essential software solutions for NetWare, Windows NT, UNIX, Macintosh, OS/2, Windows 3.1 and Windows 95 operating systems. Its enterprise-wide offerings include an array of storage management, security, and communications products, including Cheyenne [Registered Mark] HSM, JETserve [Trademark], InocuLAN [Trademark], FAXserve [Trademark], and its flagship product line, the ARCserve [Registered Mark] family of network backup software. Cheyenne can be contacted at (800) 243-9462 (U.S. or Canada) or (516) 465-4000, or by
  visiting its WWW home page at:  http://www.cheyenne.com.



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